MINUTES OF A MEETING OF THE BOARD OF DIRECTORS

                                        OF

                                    AZTEK, INC.


     A meeting of the Directors of AZTEK, INC., a Nevada corporation, was held at the Company's offices on the 5th day of May, 1999, at the hour of 11:00 o'clock a.m., for the purpose of canceling 1,000,000 shares of common stock and issuing an aggregate of 97,975 shares of common stock.

     Mike Sintichakis, Chairman of the Board of Directors of the Company, called the meeting to order and Nick Sintichakis, Director, recorded the minutes of the meeting.


     On motion duly made, seconded and unanimously carried, the reading, correcting and approval of the minutes of the last meeting was waived.

     WHEREAS the following directors, officers and employees have agreed with the Company to cancel an aggregate of 1,000,000 shares of Common stock, par value $0.001 per share, which shares have been allotted but not issued pursuant to Investment Letters dated June 19, 1998 as accepted by the Company on June 24, 1998 (the "Investment Letters"):

     Name                 Number of Shares     Price Per Share

     Mike Sintichakis     400,000 common shares, par value $0.001     $0.05
     Edson Ng             240,000 common shares, par value $0.001     $0.05
     Eileen Keogh         120,000 common shares, par value $0.001     $0.05
     Nick Sintichakis     230,000 common shares, par value $0.001     $0.05
     Dauna Potts          10,000 common shares, par value $0.001      $0.05

     Upon motion duly made, it was resolved that the Company enter into Termination Agreements with each of the above parties providing for the cancellation of the above shares and that any Director of the Company be and is hereby authorized to execute the Termination Agreements on behalf of the Company.

     Upon motion duly made, it was resolved that the shares be returned to the status of authorized but unissued shares of the Company.

     WHEREAS the Company entered into Termination Agreements dated the 16th day of February, 1999, with Mike Sintichakis, Edson Ng, Eileen Keogh and Nick Sintichakis (the "Termination Agreements") providing for the cancellation of an aggregate of 1,000,000 shares of Common stock, at a price of $0.01 per share.

     AND WHEREAS the above parties wish amend the Termination Agreements by deleting paragraph number 2.

     Upon motion duly made, it was resolved that the Company enter into agreements with each of Mike Sintichakis, Edson Ng, Eileen Keogh and Nick Sintichakis in order to verify the deletion of paragraph number 2 of the Termination Agreements and that any Director of the Company be and is hereby authorized to execute the Amendment Agreements on behalf of the Company.

     Upon motion duly made, it was resolved that the Company allot an aggregate of 97,975 common shares, par value $0.001, at a price of $0.6124 per share to the following directors, officers and employees of the Company (the "Subscribers"), subject to applicable regulatory requirements:

     Name                    No. & Class of Shares
     ----------------        ---------------------
     Mike Sintichakis        39,190 common shares, no par value
     Edson Ng                22,861 common shares, no par value
     Eileen Keogh            13,063 common shares, no par value
     Nick Sintichakis        22,044 common shares, no par value
     Dauna Potts             817 common shares, no par value

     (the "Shares")

     Upon motion duly made, it was resolved that any Director of the Company be authorized for and in the name of the Company to do all such acts and to execute and deliver such further documents, instruments, notices, affirmations on behalf of the Company as may be required to give effect to the cancellation of the shares allotted pursuant to the Investment Letters, the amendment to the Termination Agreements and the issuance of the Shares.

     There being no further business to come before the meeting at this time, the meeting was, upon motion duly made and seconded, adjourned at 11:30 a.m.


          "Mike Sintichakis"
     Mike Sintichakis, Director

                         WAIVER OF NOTICE AND CONSENT

                     TO A MEETING OF THE BOARD OF DIRECTORS

                                        OF

                                   AZTEK, INC.


     We, the undersigned, being all of the Directors of the Corporation, do hereby severally consent to and waive notice of the time, place and purpose of a meeting of Directors of AZTEK, INC. and consent that the meeting may be held at the Corporation's offices on the 5th day of May, 1999, at the hour of 11:00 o'clock a.m., and further consent to the transaction of any business as may properly come before the meeting.


     Dated this 28th of April, 1999.


    "Mike Sintichakis"
     Mike Sintichakis


    "Nick Sintichakis"
     Nick Sintichakis


    "Edson Ng"
     Edson Ng


    "Eileen Keogh"
     Eileen Keogh